                                                                      EXHIBIT 11

                    ACCUSTAFF INCORPORATED AND SUBSIDIARIES
                       COMPUTATION OF EARNINGS PER SHARE
                     (in thousands, except per share data)


                                             MARCH 31, 1997     MARCH 31, 1996
                                           -----------------  ------------------
Net income..............................        $ 21,437          $ 7,571

Add:  Interest Expense on 6% Convertible
   Subordinated Debentures..............               3               21

                                           -----------------  ------------------
Net income available - primary..........          21,440            7,592
                                           -----------------  ------------------

Add:  Interest Expense on 7%
 Convertible Senior Notes Due 2002,
 net of taxes (1).......................             928               -

                                          -----------------  ------------------
 Net income available - fully diluted...          22,368            7,592
                                          -----------------  ------------------

Shares outstanding:
Weighted average number of common shares
   outstanding..........................          97,631           74,653
Additional shares assuming exercise of
   employee stock options.................         2,830            4,857
Deemed conversion of 6% Convertible
   Subordinated Debentures................           242            1,767
                                           -----------------  ------------------
Weighted average number of common shares
   outstanding - primary earnings per
   share...................................      100,703           81,277
                                           -----------------  ------------------
Incremental shares outstanding based
   upon period ending fair market value:
   employee stock options..................            2              174
Add:  Deemed conversion of 7% Convertible
   Senior Notes Due 2002...................        7,599                -
                                           -----------------  ------------------
Weighted average number of common shares
   outstanding - fully diluted earnings
   per share...............................      108,304           81,451
                                           -----------------  ------------------
Income per common share:

  Primary..................................        $0.21          $  0.09
                                           =================  ==================

  Fully Diluted............................        $0.21          $  0.09
                                           =================  ==================


(1) The 7% Convertible Senior Notes due 2002 did not have a dilutive effect on earnings per share for the three months ended March 31, 1996.